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                                                                    Exhibit 99.1

               CATALINA LIGHTING, INC. COMPLETES TRANSACTION WITH
                      SUN CAPITAL PARTNERS, INC. AFFILIATE

          COMPANY RECEIVES CASH INFUSION; RESTRUCTURES CREDIT FACILITY


MIAMI, FLORIDA, July 24, 2001 - Catalina Lighting, Inc. (OTC: CALA.OB), a leading international designer, manufacturer and distributor of residential and office lighting products, announced today that it has obtained $11.8 million in additional funding as a result of closing a transaction with Sun Catalina Holdings, LLC (SCH), an affiliate of Sun Capital Partners, Inc., and other lenders. In addition, concurrent with the aforementioned cash infusion, the Company has restructured and amended its existing $75 million credit facility.

In consideration for the $11.8 million investment, the Company issued SCH approximately 8.5 million shares of Common Stock and $4.5 million in secured subordinated notes, and issued $4.3 million in secured subordinated notes to another lender. The subordinated notes bear interest at 12% and are due in 2006. SCH and the other subordinated lender also received warrants to purchase an additional 3,904,838 and 1,652,636 shares, respectively, of the Company's common stock.

Net proceeds to the Company after transaction expenses will be used primarily to reduce the Company's outstanding revolving loans. As a result of this transaction, SCH holds approximately 53% of the Company's outstanding common shares, and has the right to appoint two-thirds of the Company's directors.

Michael Kalb, Vice President of Sun Capital Partners, Inc., stated "We are excited about our investment in Catalina. We anticipate positioning the Company for long term prosperity by leveraging its core strengths, which include its leading market position, domestic and international distribution network and overseas manufacturing capabilities."

"We believe this capital infusion, together with the restructuring of the Company's credit facilities, will provide the financial foundation necessary to address the impact of the current economic environment on Catalina," said Catalina's President, Robert Hersh. "We also expect the addition of Sun Capital to our management team will enhance our ability to improve existing operations and to pursue potential new opportunities. This is an exciting and welcome step forward for our shareholders, customers and employees."

The Company reported that the change in the structure of this transaction from the proposed capital infusion previously announced by the Company on April 6, 2001 reflects both the changing economic conditions and various considerations arising from negotiations to restructure the Company's existing $75 million credit facility.


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Sun Capital Partners, Inc. is a leading merchant banking firm focused on leveraged buyouts of market leading companies that can benefit from its in-house operating professionals and experience. Sun Capital invests in companies with market leadership positions such as Catalina. Sun Capital has invested in more than 20 companies during the past several years with combined sales of approximately $2.0 billion. Investments have included companies in the following industries: paper and packaging, filmed entertainment, automotive after-market parts, financial services, healthcare, media and communications, outdoor advertising, building products, wireless communication, industrial and decorative mirrors, computer and workstation peripherals, and internet and technology. Please visit its website at www.suncappart.com for additional information on Sun Capital Partners, Inc.

SunTrust Equitable Securities served as the Company's financial advisor for this transaction.

This press release, particularly the statements made by Messrs. Hersh and Kalb, includes "forward-looking" statements, usually containing the words "believes", "anticipates", "estimates", "is optimistic", "expects" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company's products in the market place; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw material; dependence upon third-party vendors and imports from China, which may limit the Company's margins or affect the timing of revenue and sales recognition; competitive developments; changes in manufacturing and transportation costs; the availability of capital; the ability to satisfy the terms and covenants of credit and loan agreements, and the agreements discussed in this release and the impact of increases in borrowing costs, each of which affect the Company's short-term and long-term liquidity and ability to operate as a going concern; foreign currency exchange rates; changes in the Company's effective tax rate; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.